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                                                                     EXHIBIT 5.1


                               February 18, 1998



May & Speh, Inc.
1501 Opus Place
Downers Grove, Illinois 60515

Ladies and Gentlemen;

     We have acted as counsel to May & Speh, Inc., a Delaware corporation ("May & Speh"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed on February 18, 1998, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to May & Speh's (i) subordinated unsecured debt securities ("Debt Securities") which may be convertible or exchangeable into common stock, par value $.01 per share, of May & Speh ("Common Stock") which Debt Securities may be issued under the Securities Act for an aggregate initial offering price not to exceed $115,000,000 (including Debt Securities issued in an over-allotment option), and (ii) up to 4,600,000 shares of Common Stock (including shares issued in an over-allotment option) (such Debt Securities and Common Stock are collectively referred to herein as the "Securities").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of May & Speh, each as amended to the date hereof, (ii) the Indenture (the "Indenture") to be entered into between May & Speh and Harris Trust & Savings Bank, as trustee ("Harris"), in the form including as an exhibit to the Registration Statement, and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions and hereafter expressed.
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     In connection with this opinion, we have assumed that (i) the Registration
Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a final Prospectus will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and the applicable Prospectus; (iv) the Indenture will be duly authorized, executed and delivered by May & Speh and a trustee qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), in substantially the form reviewed by us; (v) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by May & Speh and the other parties thereto; and
(vi) and Securities issuable upon conversion, exchange or exercise of any Security being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.


     Based on the foregoing, we are of the opinion that:

     1. May & Speh has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

     2.  With respect to Debt Securities to be issued under the Indenture, when
(i) the Indenture has been duly qualified under the TIA; (ii) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; (iii) the terms of such Debt Securities and of their issuance and sale have been established so as not to violate any applicable law or result in a default under or breach of any
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agreement or instrument binding upon May & Speh and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over May & Speh; (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of May & Speh, enforceable against May & Speh in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Indenture.

     3.  With respect to shares of Common Stock, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of the offering thereof and related matters; and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, and (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock and, in the case of shares of Common Stock issued upon the conversion, exchange or exercise of another security, the consideration specified in Section 153 of the DGCL), the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.
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     The foregoing opinions are limited in all respects to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and federal laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the commission issued thereunder.

                                       Very truly yours,



                                       /s/ FREEBORN & PETERS